Exhibit 10.29

AMENDMENT TO THE UNISYS SAVINGS PLAN

Pursuant to Section 13.01 of the Unisys Savings Plan (the “Plan”), the Plan is hereby amended as follows:

1.	Effective as of July 31, 2013, a new Section 2.73 is hereby added to Article II of the Plan to replace the current Section 2.73 and to read as follows, and current Sections 2.73 through 2.75 are hereby renumbered 2.74 through 2.76:

“2.73 “Trust Agreement” means the trust agreement between the Company and the Trustee, fixing the rights and liabilities with respect to controlling and managing the Fund for the purposes of the Plan.”

2.	Effective as of July 31, 2013, a new Section 12.12 is hereby added to the end of Article XII of the Plan to read as follows:

“12.12 Revenue Credit. If a Revenue Credit is payable to the Plan, the Trustee shall pay such amount to a Revenue Credit Account on a quarterly basis to be used in the manner specified in this Section.

(a) Application of Account. The Plan Manager may direct the Trustee to use amounts held in the Revenue Credit Account to reimburse the Company for expenses described in Section 12.08, or to pay such vendors, including the Trustee or third parties, directly in accordance with this Section and the terms set forth in the Trust Agreement. Amounts not used for such Plan expenses may be allocated to Participant Accounts in accordance with this Section, provided that such allocation shall not occur more frequently than quarterly.

(1) Payment to Third Parties. Upon receipt of payment instructions in good order from the Plan Manager, the Trustee shall redeem shares or units of investment options held in the Revenue Credit Account necessary to make such payments, and shall issue payment as soon as administratively feasible thereafter. The Revenue Credit Account shall not be used to offset, reimburse or pay: (i) expenses that have been deducted from Participant Accounts; or (ii) expenses that are accrued in the net asset value or mil rate of an Investment Fund.

(2) Allocation to Participants.

(A) Provided that the balance in the Revenue Credit Account amount exceeds $1 per Participant on average, the Plan Manager may direct the Trustee, no more frequently than once per calendar quarter, to allocate balances to Participant Accounts; provided, however, that with respect to the last quarter of the Plan Year, the full remaining balance in the Revenue Credit Account (after the payment of Plan expenses and reimbursement of the Company for the payment of Plan expenses) shall be allocated to Participant accounts, effective as of the last day of the Plan Year, without regard to any minimum required balance.

(B) To the extent that the Plan Manager directs that balances in the Revenue Credit Account be allocated to Participants, the Trustee shall, in accordance with directions provided in the Trust Agreement, allocate to Eligible Participant Accounts a participant revenue credit (“Participant Revenue Credit”) as soon as administratively feasible. Allocations shall be made pro rata based on Eligible Participant Account balances, exclusive of outstanding loan balances, as of the last day of the calendar quarter or Plan Year as designated by the Plan Manager (the “Crediting Date”). For purposes of Participant Revenue Credit allocations only, “Eligible Participant” means any Participant or Beneficiary (including an alternate payee to the extent provided under a Qualified Domestic Relations Order) with an Account balance greater than zero (prior to such Participant Revenue Credit allocation) on the business day immediately preceding the Crediting Date.

(b) Investment. The Revenue Credit Account shall be invested in the fund designated in the Trust Agreement; provided, however, that, in the case of an allocation to Participant Accounts pursuant to subsection 12.12(a)(2) of amounts held in the Revenue Credit Account, such amounts shall be invested as set forth in the Trust Agreement.

(c) Directions. The Plan Manager shall provide direction to the Trustee when the Plan Manager wishes to use amounts held in the Revenue Credit Account for the payment of Plan expenses or allocation to Participants in the manner determined by the Trustee.

(d) Definitions.

(A) ‘Revenue Credit’ means the amount determined in accordance with the Trust Agreement by which the fee offsets specified in the Trust Agreement exceed the recordkeeping fees described in such Trust Agreement.

(B) ‘Revenue Credit Account’ means the suspense account under the Plan to which are deposited Revenue Credits.”

3.	In all respects not amended, the Plan is hereby ratified and affirmed.

IN WITNESS WHEREOF, the undersigned authorized representatives have executed this Amendment to the Unisys Savings Plan as of the date indicated below.

UNISYS CORPORATION

By:	/s/ Janet B. Haugen
Janet B. Haugen, Senior Vice President and Chief Financial Officer

Date:	October 22, 2013

By:	/s/ David A. Loeser
David A. Loeser, Senior Vice President,
Worldwide Human Resources

Date:	October 31, 2013

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